Exhibit 10.24

Certain confidential information contained in this document, marked by brackets, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

KLDiscovery

2023 Americas Legal Technology Sales Commission Plan

Effective November 1, 2022

1. Plan Purpose

1.1 This document outlines the terms and conditions of the Sales Commission Plan commencing from November 1, 2022 through December 31, 2023 (the “2023 Commission Plan”) for KLDiscovery Ontrack, LLC (the “Company”). The 2023 Commission Plan is designed to compensate, reward and provide incentive to each Legal Technology sales employee (“Employee”) to achieve superior sales performance, whilst at the same time encouraging the highest level of client satisfaction in an ethical and responsible manner.

1.2 The definitions that apply to certain terms of the 2023 Commission Plan are set out in Appendix 1.

2. Legacy Plans

2.1 All previous Sales Commission Plans including, but not limited to, the 2020 Sales Commission Plan, together with any Addendums issued pursuant to the 2020 Sales Commission Plan shall, from the effective date of this 2023 Commission Plan, be superseded by the terms of this 2023 Sales Commission Plan.

3. Summary of Employee Compensation

3.1 Each Employee will be remunerated through two types of compensation: (i) Monthly Draw; and (ii) Commission pursuant to the terms of the 2023 Commission Plan (as described in section 5 below)

4. Monthly Draw

4.1 An Employee’s monthly draw equals their base salary divided by twelve (12) months to establish a base monthly amount (“Monthly Draw”). Irrespective of any Commission payable pursuant to the 2023 Commission Plan, an Employee will always receive their Monthly Draw. The Monthly Draw amount is important as it regulates the Commission payments due to the Employee under the 2023 Commission Plan. Note that the Monthly Draw amount applies to the Calculation Period regardless of the Payment Period and regardless of the Employee’s employment status with the Company (such as termination).

5. Description of 2023 Commission Plan

5.1 Commission is based upon Revenue multiplied by the appropriate commission rate % relating to the applicable service as set out in the commission table below (“Commission”).

Standard Revenue

5.2 An Employee will receive Commission for all Revenue other than [*]. Commission rates vary depending on type of services and timing of the FID for a matter or subscription. Subscription renewals will be paid out using the initial subscriptions FID as the base for determining the Commission rate, unless otherwise approved in writing by the EVP, Global Sales & Marketing or SVP, Global Sales & Marketing.

The following definitions apply:

[*] = [*];

[*] = [*]; and

[*] = [*].

Exhibit 10.24

[*]	[*]
	[*]	[*]	[*]
[*]	[*]%	[*]%	[*]%
[*]	[*]%	[*]%	[*]%
[*]	[*]%	[*]%	[*]%
[*]	[*]%	[*]%	[*]%
[*]	[*]%	[*]%	[*]%

“Net New” shall mean new [*] matters which have not previously been invoiced and shall not apply to existing [*] matters, subscriptions or renewals.

Notes:

1. [*]% rate for [*] if pricing does not exceed minimum pricing thresholds for established services. In addition, projects where outside contractors are used to perform the services will be paid Commission only on the gross margin dollars of the project for the Company versus the full Revenue.

2. Including but not limited to [*], travel expenses, supplies, freight, delivery media, etc. These are all items where the Company makes zero to small profit margins.

3. Net New [*] matters with a FID between November 1, 2021 to October 31, 2022 shall have a Commission of [*]% for the life of the matter.

Professional Services Revenue

5.3 Professional Services includes all Revenue relating to [*] services.

General Principles relating to Commission

5.4 It is at Company’s discretion to modify the Commission rates at any time and for any reason. This may include modifying the Commission rates generally or for any specified large client accounts.

5.5 Revenue is calculated after taking into consideration: (i) any sales credits issued against the invoice or estimated sales reserves; and (ii) any service credits issued against the invoice (e.g. for poor or defective work performance or other disputes with clients). Fully executed customer contracts, including ancillary documents such as data processing agreements or business associate agreements, are required for all commissionable Revenue with the exception of [*] services. Commissions will not be earned or paid unless an executed customer contract is available by the end of the Calculation Period.

Exhibit 10.24

5.6 For the sake of clarity, unless specifically approved by the SVP, Global Sales & Marketing, any and all customer credits, debits, voids, returns or other adjustments to a customer’s invoice will be deducted from the Employee’s Revenue calculation and individual Quota attainment used in determining Commissions.

5.7 Commissions will only be paid to an Employee in the applicable Payment Period to the extent that the total Commissions in the Calculation Period exceeds the Employee’s Monthly Draw. For example, in the event that the Employee’s Monthly Draw is $[*] a month and their monthly Commission total was $[*], the Employee would only receive the Monthly Draw for that month. If the Commission total was $[*], the Employee would receive an additional $[*] in Commission, which is the amount by which the Commission exceeds the Monthly Draw.

5.8 A worked example of how Commission and Monthly Draw may operate is set out in Appendix 2.

6. Claw Back Adjustments

6.1 If customer payment is not received within [*] days from the invoice date, any Commission previously paid to the Employee will be deducted from any Commission payment due to the Employee in the Calculation Period in which the [*] day limit is reached (“Claw Back”). Commissions subject to Claw Back adjustment will subsequently be re-evaluated during the regular Commission calculations to determine if customer payment has been received in full prior to the end of any subsequent Calculation Period for which Commission is being calculated. In such an event, the Commission will be paid to the Employee at the next possible payment date and will not be subject to the Monthly Draw. Should the Employee not exceed the Monthly Draw in the period when a Claw Back is due, the Claw Back will carry forward until such time that either the invoice is paid or an amount is earned above the Monthly Draw in subsequent months to cover the Claw Back amount. Any Commissions subject to Claw Back that remain without customer payment in excess of [*] months from the invoice date will be subject to permanent Claw Back unless specifically approved otherwise by the EVP, Global Sales & Marketing or SVP, Global Sales & Marketing. Partial payments will not qualify for return of a portion of the Claw Back adjustments. For the sake of clarity, in which this list is not exhaustive, any invoices or portion of invoices which are written off as bad debts, remain unpaid as of [*] days from the invoice date, subject to customer credits for poor performance, subject to credits for downtime or complimentary credits for maintaining good business relationships are considered permanent Claw Backs. In the event of a negative balance to any Employee, the Claw Back amount will be rolled over into subsequent months until the Claw Back balance is cleared.

7. Data Recovery Commissions

7.1 Data Recovery will be compensated based on selling strategy:

i) Signed Master Service Agreement for a legitimate opportunity within an [*] will be compensated with a $[*] bonus. This is not subject to the Monthly Draw; and

ii) Data recovery invoices greater than $[*] will be compensated at [*]% of the Revenue. Data recovery Commissions in this 7.1(ii) are subject to the Monthly Draw.

8. Additional Calendar Year 2022 and 2023 Accelerators and Incentives

For the purposes of this Section 8, an “Accelerator” is a specific incremental % of additional Commission payable to the Employee for achieving specific Revenue targets set out in Section 8.

8.1 Accelerator for [*] Projects

[*] matters with a FID from November 1, 2020 or after and invoiced at greater than $[*] per gigabyte will be paid an incremental [*]% on the invoiced amount for all commissionable Revenue except [*] until December 31, 2022. [*] matters priced below $[*] per gigabyte may be subject to reduced

Exhibit 10.24

Commission rates at the discretion of the EVP, Global Sales & Marketing or SVP, Global Sales & Marketing. Subscription renewals do not qualify for this Accelerator. Final decisions of whether a [*] client qualifies for this incentive will be determined solely by the EVP, Global Sales & Marketing or SVP, Global Sales & Marketing. Any Accelerator earned for the Calculation Period will be combined with any other Commissions in the Calculation Period and shall be expressly subject to the Monthly Draw. From January 1, 2023, no Accelerator on [*] matters will apply.

8.2 Accelerator for Net New [*] clients

Net new [*] clients will be paid an incremental [*]% on the invoiced amount for all commissionable Revenue except [*] until December 31, 2022. This incentive applies to all [*] matters with a FID from November 1, 2022 or after for qualifying clients. Subscription renewals do not qualify as ‘net new’. New buyers or new offices for existing clients do not qualify as ‘net new’. Final decisions of whether an [*] client is considered ‘net new’ for this incentive will be determined solely by the EVP, Global Sales & Marketing or SVP, Global Sales & Marketing. Any Accelerator earned for the Calculation Period will be combined with any other Commissions in the Calculation Period and shall be expressly subject to the Monthly Draw. From January 1, 2023, no Accelerator on Net New [*] clients will apply.

8.3 Bonus for selling [*]

A one-time per annum bonus of $[*] will be paid to any sales employee who sells $[*]M or more in [*] Revenue during the calendar year 2023. For the remaining two months of calendar year 2022, the bonus shall be paid to any Employee who achieves [*] revenue in calendar year 2022 of $[*]m or more, such total to include any [*] Revenue in the first 10 (ten) months of 2022. Revenue from projects that are outsourced or below floor pricing will be excluded from the cumulative Revenue used for this calculation. Final decisions of whether a project is considered outsourced or below floor pricing for this incentive will be determined by the SVP, Global Sales and Marketing and EVP, Global Sales & Marketing or SVP, Global Sales & Marketing.

9. Employee Quota

9.1 Each Employee will be given a yearly quota which will be the yearly expected sales Revenue expected by that individual Employee (“Quota”). Each Quota is based on a full calendar year. Individual 2023 Quotas are determined based on growth factors applied to 2022 individual Employees sales results, business needs and potential for clients. The Quota is based off all Revenue credited to the Employee regardless whether a particular subset of the Revenue is non-commissionable (for example [*]). Likewise, achievement of Quota is based on the same. The final 2023 Quota for each Employee is communicated to each Employee in the first quarter of 2023. The yearly Quota value may be adjusted during the year at the discretion of the SVP, Global Sales & Marketing. These adjustments to Quota may be made for factors not present when the Quota was established and can include but shall not be limited to: a) customer accounts reassigned from a former Employee to the current Employee; b) windfall new accounts where the Employee did not participate in a significant way to acquire the business; and/or c) other unforeseen changes not considered when the Employee’s Quota was created. Any adjusted yearly Quota shall be communicated to Employee prior to implementation of the adjusted Quota.

9.2 Accelerator Upon Quota Achievement

The 2023 Commission Plan will incentivize individual Employee’s with an Accelerator based on the achievement of Revenue over their Quota. The Accelerator will be earned on every dollar over the Employee’s Quota as long as the Employee’s mix of [*] to other sales has not increased greater than [*]% year over year. In the event the mix shifts toward [*] by more than [*]%, any excess [*] will not apply toward Quota attainment. The Accelerator % is different based on the applicable Quota. For the period prior to December 31, 2022, the Accelerator for achievement of Revenue over the 2022 Quota is [*]%. For the period from January 1, 2023 to December 31, 2023, the Accelerator for achievement of Revenue over the Quota is [*]%. The Accelerator will start to be paid in the next Commission

Exhibit 10.24

payment cycle following the month the Employee exceeds their Quota. Once triggered, it will continue to be paid out on all subsequently invoiced Revenue. Note that the Accelerator will only be paid on the commissionable Revenue subset of any Revenue in excess of the Employee’s Quota. For the avoidance of all doubt, at the commencement of the calendar year 2023, the Accelerator for 2022 no longer applies and the Employee will need to achieve their Quota for 2023 to restart any Accelerator payments.

10. At what point Commissions are deemed “Earned”

10.1 Commissions are considered fully earned for the Calculation Period only following payment by the customer and only to the extent they exceed the Employee’s Monthly Draw. Any payments made prior to customer payment are expressly subject to the terms of the 2023 Commission Plan, including all its conditions, including but not limited to any amounts subject to Claw Back.

11. Other Conditions

11.1 Exception Approval Process

Any exceptions to the 2023 Commission Plan must be documented and approved in Salesforce at the time of the sale by the EVP, Global Sales & Marketing or SVP, Global Sales & Marketing. Commission rates are subject to modification at any time in whole or for a specific project/subscription at the discretion of the Company. The Company may consider, without limitation, the following factors in determining Commission rates: (i) changes in Company policy; (ii) pricing services at discounted rates; (iii) the size and scope of the client matter; (iv) deals deemed as “windfalls”; and (v) actual or anticipated profit margins for a specific client matter, customer, type of service or the Company generally.

11.2 Commission Allocation

The Company may allocate credit for Revenue, and so divide Commissions, between more than one Employee as it deems appropriate and to the extent they are actively involved in the sales process and materially contributed to the sale. Employees can also agree to split Commission, but any proposed split is subject to approval by the SVP, Global Sales & Marketing prior to the Commission being allocated. Any allocation must be documented and approved in Salesforce at the time of the sale. Subsequent changes in splits must be approved and communicated prior to the end of the Calculation Period and updated in Salesforce as soon as possible.

11.3 Employees will only receive Commissions on future projects or subscriptions from accounts which have been re-assigned from House Account status or a prior Employee. No Commissions will be earned or paid to a new Employee on existing projects, subscriptions, or new projects related to an existing client matter. These matters will be considered House Accounts unless otherwise approved by the EVP, Global Sales & Marketing or SVP, Global Sales & Marketing.

11.4 Continuation of 2023 Commission Plan beyond December 31, 2023

Notwithstanding that the 2023 Commission Plan is scheduled to expire at the end of the calendar year 2023, the terms of the 2023 Commission Plan shall apply into 2024 until such time as the 2024 commission plan (“2024 Commission Plan”) is finalised. However, only [*] (set out in section 5.2 above) for the purposes of Commission shall apply during the period from December 31, 2023 until the 2024 Commission Plan is finalised. Any Accelerators set out in this 2023 Commission Plan (set out in sections 8 and 9 above) which continue through calendar year 2023 shall cease on December 31, 2023. For the avoidance of doubt, Commission will still be subject to the terms of this 2023 Commission Plan including but not limited to Claw Back adjustment, Monthly Draw and the Employee’s 2023 Quota. Once the 2024 Commission Plan is finalised, any adjustments to Commission already earned shall be made to each individual Employee overall compensation.

11.5 Global Sales Commission Allocation

Exhibit 10.24

Employees will have assigned regional territories for global crediting purposes. The current regions are the Americas, EMEA and APAC and will be deemed to be an Employee’s “home territory”. Any time an Employee pursues an opportunity outside their home territory, they must engage sales management and determine the sales approach and related crediting for Commissions. Global crediting guidelines to address the various sales crediting scenarios will be determined by the SVP, Global Sales & Marketing for determination of such crediting scenarios. Management reserves the right to modify sales crediting based on influence and effort.

11.6 Taxation

Compensation in the form of both cash and non-cash incentives is included as income and FICA taxable wages. As a result, all incentives will be recorded and reported according to applicable state and federal tax regulations. All payments are subject to all applicable withholdings, including without limitations, 401(k) contributions, state, federal and FICA withholdings. Employees expressly authorize the Company to recover/Claw Back any outstanding overpayment from future Commission payments, unless prohibited by law.

11.6 Termination

The Employee must be actively employed by the Company through to the end of the month in order to qualify for the Commission in that Calculation Period. In the event an Employee resigns, or their employment is terminated by the Company for cause, prior to the end of any month, for Commission purposes, they shall not be eligible for any Commission in that partial month. Where the Employee’s employment is terminated without cause, the Employee will be eligible for Commission on a pro-rated basis for the month in which termination took place. In addition, if the Employee has ongoing substantial job duties to the customer after the sale closing, the Employee must be actively working and performing such additional duties in order to earn any Commission. Employee shall be paid any Monthly Draw for the pro rata period in the month of termination. For the avoidance of doubt, Commission payments following termination remain subject to the Monthly Draw applicable to the Employee prior to termination.

11.8 Problem Resolution

The Employee must report any errors or discrepancies to their line manager in writing within 14 days from receipt of the applicable Commission statement. Any claim for additional Commissions, not submitted in writing within this time period, will not be considered and will be treated as conclusively resolved, unless otherwise determined by the Company. Corrections to Commission will be paid in the payroll for the next pay period after the correction is approved. It is understood that there will be situations requiring the Company to exercise discretion and judgment to address conflicts. Where intervention is deemed necessary, the Company’s decision in resolving such conflicts shall be final, binding and conclusive on all concerned. Final decision will be made by SVP, Global Sales & Marketing on behalf of the Company.

11.9 2023 Commission Plan Administration

This 2023 Commission Plan constitutes highly confidential and proprietary information of the Company. Disclosure of the contents of this 2023 Commission Plan to any third party without the Company’s prior written consent is expressly prohibited.

11.10 All Employees are expected to fully abide by the Company’s practices regarding proper conduct in business dealings. Such practices include, but are not limited to, not creating or participating in situations where the Employee has a conflict of interest, not engaging in antitrust activities or reciprocal business dealings, and not providing or accepting third party gratuities. Violation of these policies may be cause for disciplinary action which may lead to termination. If any Employee has suspicions of unethical behaviour in the application of Commissions, they should report concerns to the Company

Exhibit 10.24

using the Whistleblowing Hotline or such other method as set out in the Company’s Whistleblower Policy.

11.11 This 2023 Commission Plan is not intended and shall not be construed to create or imply a guarantee of employment for any specific period of time. Nothing in this 2023 Commission Plan shall modify, limit or restrict the standard terms and conditions governing the employment relationship between the Company and the Employee. Unless a specific employment agreement is in place, Company continues to employ individuals “at will”, subject to applicable law.

11.12 Employees subject to the 2023 Commission Plan will be asked to sign an individual 2023 Commission Plan document acknowledging acceptance of the terms of the 2023 Commission Plan. It is a condition of eligibility to earn Commission under the 2023 Commission Plan that the Employee timely signs and returns the Employee’s 2023 Commission Plan document. For the avoidance of all doubt, unless and until the Employee has executed the 2023 Commission Plan, the Employee will not receive any Commission that may be due pursuant to the 2023 Commission Plan.

11.13 The Company will have the right to administer, interpret and construe the terms of this 2023 Commission Plan and resolve all issues and disputes all in its sole and absolute discretion. In the event of any inconsistency or conflict between the provisions of any separate communications, including the 2020 Commission Plan and its addendums, the terms outlined in this 2023 Commission Plan shall prevail. Specifically, the 2023 Commission Plan and/or its application to a given Employee may be modified or terminated at any time in the Company’s discretion, with or without advance notice. Such modification may apply retrospectively. Employees shall not have the right to assign, pledge, or otherwise transfer any payments to which they may be eligible under the 2023 Commission Plan.

11.14 The Company reserves the right to deduct any monies owed to the Company by an Employee from any payment under this 2023 Commission Plan, unless otherwise required by federal, state, or local laws. If any term or condition of this 2023 Commission Plan is found not to conform with a given state or federal law, that term or condition will not be enforced in the jurisdiction in which it does not conform, but this will not negate other terms and conditions of the 2023 Commission Plan.

11.15 If any provision of this 2023 Commission Plan is held to be unenforceable for any reason, it shall be adjusted, if possible, rather than voided in order to preserve the original intent of this 2023 Commission Plan. In any event, all other provisions of this 2023 Commission Plan will be deemed valid and enforceable. Any such determination will be final, conclusive and binding, unless otherwise specifically determined in writing by the Company, in its discretion.

Employee:

/s/ Krystina Jones December 19, 2022

Signature: Date:

Company Authorised Representative

Name:

/s/ Andrew Southam December 19, 2022

Signature: Date:

Exhibit 10.24

Appendix 1 – Definitions

In this 2023 Commission Plan, when the following capitalized terms are used, they shall refer to the description below:

Accelerator: as defined in section 8;

Calculation Period: means the calendar month for which the Commission is being calculated;

Commission: as defined in section 5.1;

Claw Back: means the Company’s right to reclaim commission advances previously paid to the Employee as defined in section 6.1;

Employee: as defined in section 1.1;

FID: means “first invoice date” and refers to the date a matter/SO number is first invoiced by the Company. The FID governs commission rates for the ongoing matter/SO number;

House Account: means customer sales brought in by a non-Sales representative and are not eligible for commission payment. When an Employee eligible for Commission payments contract of employment is terminated, their customer accounts and matters default to House Accounts for future Calculation Periods unless specifically approved otherwise by the EVP, Global LT Sales;

[*]: as defined in section 10.2;

Monthly Draw: as defined in section 4;

Payment Period: means the month in which the Commission is paid to the Employee. Commissions are paid two months in arrears on the bi-weekly payroll scheduled during the second half of each month. By way of example, Commissions for revenue invoiced in the month of May (i.e. the “Calculation Period”) would be paid during the second half of July (i.e. the “Payment Period”);

Revenue: means all fees for services, software and other items invoiced by KLDiscovery to the applicable client less any sales or goods taxes applied on such fees;

Quota: as defined in section 9.1;

Exhibit 10.24

Appendix 2 – Worked Example

Worked Examples of Commissions and Monthly Draw

Employee has an annual salary of $[*] (equally a Monthly Draw of $[*]) and for the month of January 2023, Employee has 6 customer invoices:

1.
An [*] matter invoiced for $[*] with a FID of December 2022 will earn Commission at the [*]% rate for Year 1 or $[*].
2.
A [*] matter invoiced for $[*] with a FID of May 2022 will earn commission at the [*] % rate for [*] or $[*] of gross Commission.
3.
A matter with a FID of January 2020 invoiced for $[*] consisting of: (a) $[*] of [*] will earn Commission at [*]% or $[*]; (b) $[*] of [*] will earn at [*]% or $[*]; and (c) $[*] of [*] will earn Commission at [*]% or $[*]. This matter is split 50%/50% with another sales employee, so Employee’s gross Commission share is $[*] (i.e. half of the total Commission of $[*]).
4.
A [*] matter with a FID of November 2021 invoiced for $[*] in December of 2022 will earn Commission at the [*]% rate for the life of the matter or $[*] of gross Commission.
5.
A [*] matter with a FID of December 2022 invoiced for $[*] consisting of: (a) $[*] of [*] will earn Commission at the [*]% rate for Year 1 or $[*]; and (b) $[*] of [*] will earn Commission at the [*]% rate for Year 1 or $[*]. Total commission would be $[*].
6.
A Professional Services invoice for $[*] with a FID of March 2020 ([*]) will earn Commission at [*]% or $[*].
7.
Employee’s gross Commission would be $[*] ($[*] + $[*] + $[*] + $[*] + $[*] + $[*]). Employee’s draw of $[*] per month will be subtracted from the gross Commission to arrive at a net commission of $[*].